Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2018 SECOND QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.06 Per Share Cash Dividend

Financial Highlights

•	2018 Q2 revenues of $648.8 million
•	For month of June 2018, revenues were $61 million for acquired Willbros entities
•	2018 Q2 operating income of $20.3 million
•	For month of June 2018, operating income, excluding merger and related costs, was $2.9 million for acquired Willbros entities
•	Q2 one-time deal and merger costs were $7.7 million
•	2018 Q2 net income attributable to Primoris of $11.7 million, or $0.23 per fully diluted share
•	Pro-forma adjusted net income attributable to Primoris(1), excluding the impact of the Willbros acquisition, of $15.7 million or $0.31 per fully diluted share
•	Total backlog of $2.8 billion at June 30, 2018
•	June 30, 2018 backlog was $432 million for acquired Willbros entities
(1)

A non-GAAP measure. See accompanying schedule that reconciles GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measure provides useful information for investors.

Dallas, TX – August 7, 2018–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2018.

The Company also announced that on August 2, 2018 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on September 28, 2018, payable on or about October 15, 2018.

David King, President and Chief Executive Officer of Primoris, commented, “In the second quarter, Primoris completed the acquisition of Willbros.  We are pleased that during our one month of ownership, Willbros contributed positively to our revenues and earnings, excluding one-time expenses associated with the acquisition.  We expect that the acquisition will be accretive to our earnings during the second half of this year.

“With the delay in the start date for our large East Coast pipeline project to the end of the second quarter, our pipeline results were less than we had hoped, but we have started work on the project and are looking to much better results from the segment in the second half of the year.  The second quarter also included strong performance from our power jobs and continued positive results in our natural gas utility work.”

Mr. King concluded, “As we look to the remainder of this year and in to 2019, we continue to see an extremely positive pipeline market, not just for large diameter work but also for smaller diameter projects in the Permian Basin where we have an established presence.  Our gas utility work and the addition of the electric T&D segment should allow us to grow our MSA revenue, providing a stable revenue base as we pursue LNG and petrochemical opportunities on the Gulf Coast.  We have maintained a strong balance sheet and have over $2.8 billion in backlog.  We expect excellent financial performance not only for the next two quarters, but also for 2019.”

2018  SECOND QUARTER RESULTS OVERVIEW

Revenue was $648.8 million for the three months ended June 30, 2018, an increase of $17.6 million, or 2.8%, compared to the same period in 2017. The increase was primarily due to incremental revenue in the three months ended June 30, 2018 from acquisitions ($79.5 million combined), initial progress on a major pipeline project on the Atlantic coast, higher Louisiana DOT volumes, and a West Texas solar electric facility project. The overall increase was partially offset by the substantial completion of two large Florida pipeline projects and a petrochemical plant project in 2017. Gross profit was $71.4 million for the three months ended June 30, 2018, a decrease of $13.1 million, or 15.5%, compared to the same period in 2017.  The decrease was primarily due to the substantial completion in 2017 of two large Florida pipeline projects and a petrochemical plant project, partially offset by an increase in expected claim recovery on the Belton, Texas area Civil projects.  Incremental gross profit in the three months ended June 30, 2018 from acquisitions totaled $11.6 million. Gross profit as a percentage of revenue decreased to 11.0% in the three months ended June 30, 2018 from 13.4% in the same period in 2017 due primarily to favorable performance on the two Florida pipeline projects in 2017.

SEGMENT RESULTS

•

Power, Industrial, and Engineering (“Power”) - The Power segment operates throughout the United States and specializes in a range of services that include full EPC project delivery, turnkey construction, retrofits, upgrades, repairs, outages, and maintenance for entities in the petroleum, petrochemical, water, and other industries.  This segment includes the operations of Willbros Canada segment.

•

Pipeline and Underground (“Pipeline”) – The Pipeline segment operates throughout the United States and specializes in a range of services, including pipeline construction, pipeline maintenance, pipeline facility work, compressor stations, pump stations, metering facilities, and other pipeline related services for entities in the petroleum and petrochemical industries.  This segment includes the operations of Willbros oil and gas segment.

•

Utilities and Distribution (“Utilities”) – The Utilities segment operates primarily in California, the Midwest, and the Southeast regions of the United States and specializes in a range of services, including utility line installation and maintenance, gas and electric distribution, streetlight construction, substation work, and fiber optic cable installation.

•

Transmission and Distribution (“Transmission”) – The newly formed Transmission segment operates primarily in the Southeastern and Gulf Coast regions of the United States and specializes in a range of services in electric and gas transmission and distribution, including comprehensive engineering, procurement, maintenance and construction, repair, and restoration of utility infrastructure.  This segment represents the operations of Willbros T&D segment.

•

Civil – The Civil segment operates primarily in the Southeastern and Gulf Coast regions of the United States and specializes in highway and bridge construction, airport runway and taxiway construction, demolition, heavy earthwork, soil stabilization, mass excavation, and drainage projects.

Segment Revenues

(in thousands, except %)

(Unaudited)

	For the three months ended June 30,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$167,001	25.7%	$157,773	25.0%
Pipeline	90,605	14.0%	134,623	21.3%
Utilities	228,852	35.3%	212,942	33.8%
Transmission	42,454	6.5%	—	0.0%
Civil	119,875	18.5%	125,827	19.9%
Total	$648,787	100.0%	$631,165	100.0%

	For the six months ended June 30,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$333,556	28.9%	$289,013	24.2%
Pipeline	148,188	12.9%	318,068	26.7%
Utilities	395,562	34.3%	329,922	27.7%
Transmission	42,454	3.7%	—	0.0%
Civil	233,146	20.2%	255,664	21.4%
Total	$1,152,906	100.0%	$1,192,667	100.0%

Segment Gross Profit

(in thousands, except %)

(Unaudited)

	For the three months ended June 30,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$20,526	12.3%	$18,132	11.5%
Pipeline	10,678	11.8%	39,366	29.2%
Utilities	34,564	15.1%	32,347	15.2%
Transmission	5,721	13.5%	—	0.0%
Civil	(70)	(0.1%)	(5,362)	(4.3%)
Total	$71,419	11.0%	$84,483	13.4%

	For the six months ended June 30,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$44,597	13.4%	$33,656	11.6%
Pipeline	18,569	12.5%	67,491	21.2%
Utilities	43,615	11.0%	40,620	12.3%
Transmission	5,721	13.5%	—	0.0%
Civil	3,477	1.5%	(2,231)	(0.9%)
Total	$115,979	10.1%	$139,536	11.7%

Power, Industrial, & Engineering Segment:  Revenue increased by $9.2 million, or 5.8%, for the three months ended June 30, 2018, compared to the same period in 2017. The growth is primarily due to a West Texas solar electric facility project that started in 2018, a refinery project in Southern California, and a monoethylene glycol plant project in Texas. In addition, a LNG plant engineering and construction project in the Northeast, and the acquisition of Willbros increased revenue for the second quarter of 2018. The overall increase was partially offset by the substantial completion of a large petrochemical plant in Louisiana and our Wilmington joint venture power plant project in 2017. Gross profit for the three months ended June 30, 2018, increased by $2.4 million, or 13.2% compared to the same period in 2017.  The increase is primarily due to the revenue growth and slightly higher margins.  Gross profit as a percentage of revenue increased to 12.3% during the three months ended June 30, 2018, compared to 11.5% in the same period in 2017 primarily due to a strong performance and favorable margins realized by our Carlsbad joint venture project.

Pipeline & Underground Segment:  Revenue decreased by $44.0 million, or 32.7%, for the three months ended June 30, 2018, compared to the same period in 2017. The decrease is primarily due to the completion of two large pipeline jobs in Florida and a pipeline job in West Texas in 2017, partially offset by the initial work on a major pipeline project on the Atlantic Coast and incremental revenue from the Willbros and Coastal acquisitions. Gross profit for the three months ended June 30, 2018 decreased by $28.7 million, or 72.9%, compared to the same period in 2017. The decrease is primarily attributable to the higher revenue and gross profit from the two pipeline jobs in Florida in 2017.  Gross profit as a percent of revenue decreased to 11.8% during the three months ended June 30, 2018, compared to 29.2% in the same period in 2017. The decrease is primarily due to our strong performance on the two Florida jobs in 2017, which benefited from good weather conditions and no weather delays and high productivity. The higher gross margins experienced in 2017 is not common and not expected to occur again in the future.

Utilities & Distribution Segment:   Revenue increased by $15.9 million, or 7.5%, for the three months ended June 30, 2018, compared to the same period in 2017. The increase is primarily attributable to higher revenue with a major utility customer in the Midwest and the impact of the acquired FGC operations late in the second quarter of 2017. The overall increase was partially offset by lower revenue from a collaboration Master Service Agreement (“MSA”) for a major utility customer in California. Gross profit for the three months ended June 30, 2018 increased by $2.2 million, or 6.9%, compared to the same period in 2017. The increase is primarily due to the impact of higher revenue.  Gross profit as a percentage of revenue decreased slightly to 15.1% during the three months ended June 30, 2018, compared to 15.2% in the same period in 2017.

Transmission & Distribution Segment:  The Transmission segment was created in connection with the acquisition of Willbros. Revenue and gross profit represent results from the June 1, 2018 acquisition date to June 30, 2018.

Civil Segment:   Revenue decreased by $6.0 million, or 4.7%, for the three months ended June 30, 2018, compared to the same period in 2017. The decrease is primarily due to the substantial completion of a methanol plant project and a large petrochemical plant project as well as lower Texas DOT volumes. The overall decrease was partially offset by higher Louisiana DOT volumes.  Gross profit increased by $5.3 million for the three months ended June 30, 2018, compared to the same period in 2017 primarily due to higher profit on Louisiana DOT projects and increases in expected claim recovery on the Belton area projects. The overall increase was partially offset by higher costs on an airport project in the second quarter of 2018.  Gross profit as a percent of revenue increased to (0.1%) during the three months ended June 30, 2018, compared to (4.3%) in the same period in 2017 primarily due to the reasons noted above.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $43.5 million during the three months ended June 30, 2018, a decrease of $1.4 million, or 3.1%, compared to the second quarter of 2017. The primary reason for the decrease was a reduction in compensation related expenses, including incentive compensation accruals and a decrease in legal fees. The overall decrease is partially offset by incremental expense from businesses acquired. SG&A expense as a percentage of revenue decreased to 6.7% compared to 7.1% for the corresponding period in 2017 due to lower expenses and increased revenue.

Merger and related costs were $7.7 million for the three months ended June 30, 2018, compared to $1.1 million in the same period in 2017. The increase is primarily related to higher costs associated with the acquisition of Willbros. Such costs primarily consisted of severance and retention bonus costs for certain employees of Willbros and professional fees paid to advisors.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 24.0% for the six months ended June 30, 2018.  The rate differs from the U.S. federal statutory rate of 21% primarily due to state income taxes, investment tax credits, and nondeductible components of per diem expenses.

OUTLOOK

Based on anticipated levels of customer maintenance spending, MSA spending, new project awards, and an expected corporate tax rate of 24.0%, the Company re-affirms our estimate that for the fiscal year ending December 31, 2018, net income attributable to Primoris will be between $1.50 and $1.70 per fully diluted share.  This estimate anticipates receiving timely notices to proceed for a major pipeline project in backlog which would allow for a significant increase in revenues and profitability in the second half of 2018.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at June 30, 2018 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$275	$112	$387	92%
Pipeline	863	48	911	85%
Utilities	31	652	683	100%
Transmission	25	301	326	100%
Civil	527	—	527	74%
Total	$1,721	$1,113	$2,834	89%

At June 30, 2018, Fixed Backlog was $1.7 billion, compared to $1.8 billion at December 31, 2017.

At June 30, 2018, MSA Backlog was $1.1 billion, compared to $775 million at December 31, 2017.  MSA Backlog represents estimated MSA revenues for the next four quarters.

At June 30, 2018, Total Backlog was $2.8 billion, compared to $2.6 billion at December 31, 2017.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues from projects such as cost reimbursable and time-and-materials projects that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, August 7, 2018 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13682319, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com. Once at the Investor Relations section, please click on "Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2017, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$648,787	$631,165	$1,152,906	$1,192,667
Cost of revenue	577,368	546,682	1,036,927	1,053,131
Gross profit	71,419	84,483	115,979	139,536
Selling, general and administrative expenses	43,489	44,881	80,445	84,514
Merger and related costs	7,668	1,096	9,363	1,317
Operating income	20,262	38,506	26,171	53,705
Other income (expense):
Foreign exchange gain	1,256	109	1,513	132
Other income (expense), net	(771)	(13)	(783)	(13)
Interest income	340	114	612	183
Interest expense	(3,191)	(2,145)	(5,189)	(4,407)
Income before provision for income taxes	17,896	36,571	22,324	49,600
Provision for income taxes	(3,705)	(14,175)	(3,917)	(18,692)
Net income	$14,191	$22,396	$18,407	$30,908

Less net income attributable to noncontrolling interests	(2,476)	(851)	$(6,004)	$(1,672)

Net income attributable to Primoris	$11,715	$21,545	$12,403	$29,236

Dividends per common share	$0.060	$0.055	$0.120	$0.110

Earnings per share:
Basic	$0.23	$0.42	$0.24	$0.57
Diluted	$0.23	$0.42	$0.24	$0.56
Weighted average common shares outstanding:
Basic	51,531	51,437	51,505	51,515
Diluted	51,793	51,688	51,770	51,771

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$139,404	$170,385
Restricted cash	35,492	—
Accounts receivable, net	375,763	291,589
Contract assets	360,710	265,902
Prepaid expenses and other current assets	40,103	15,338
Total current assets	951,472	743,214
Property and equipment, net	356,843	311,777
Deferred tax assets	8,887	—
Intangible assets, net	94,089	44,800
Goodwill	197,071	153,374
Other long-term assets	5,639	2,575
Total assets	$1,614,001	$1,255,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$219,180	$140,943
Contract liabilities	195,326	169,377
Accrued liabilities	130,479	76,027
Dividends payable	3,092	3,087
Current portion of long-term debt	65,376	65,464
Total current liabilities	613,453	454,898
Long-term debt, net of current portion	354,910	193,351
Deferred tax liabilities	—	13,571
Other long-term liabilities	68,451	31,737
Total liabilities	1,036,814	693,557
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,928	160,502
Retained earnings	402,158	395,961
Accumulated other comprehensive income	377	—
Non-controlling interest	11,719	5,715
Total stockholders’ equity	577,187	562,183
Total liabilities and stockholders’ equity	$1,614,001	$1,255,740

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$18,407	$30,908
Adjustments to reconcile net income to net cash (used in) provided by operating activities (net of effect of acquisitions):
Depreciation	30,014	28,139
Amortization of intangible assets	5,161	3,611
Intangible asset impairment	—	477
Stock-based compensation expense	430	690
Gain on sale of property and equipment	(1,580)	(3,208)
Other non-cash items	68	87
Changes in assets and liabilities:
Accounts receivable	18,331	53,650
Contract assets	(64,074)	(22,627)
Other current assets	(6,036)	4,604
Other long-term assets	(499)	381
Accounts payable	2,115	(37,060)
Contract liabilities	(18,220)	45,647
Accrued liabilities	13,647	8,298
Other long-term liabilities	1,520	2,692
Net cash (used in) provided by operating activities	(716)	116,289
Cash flows from investing activities:
Purchase of property and equipment	(46,107)	(44,697)
Issuance of a note receivable	(15,000)	—
Proceeds from a note receivable	15,000	—
Proceeds from sale of property and equipment	5,811	4,664
Cash paid for acquisitions, net of cash and restricted cash acquired	(111,030)	(66,205)
Net cash used in investing activities	(151,326)	(106,238)
Cash flows from financing activities:
Borrowings under revolving line of credit	170,000	—
Proceeds from issuance of long-term debt	19,467	—
Repayment of long-term debt and capital leases	(28,048)	(24,679)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,498	1,148
Repurchase of common stock	—	(4,999)
Dividends paid	(6,179)	(5,668)
Net cash provided by (used in) financing activities	156,738	(34,198)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(185)	—
Net change in cash, cash equivalents and restricted cash	4,511	(24,147)
Cash, cash equivalents and restricted cash at beginning of the period	170,385	135,823
Cash, cash equivalents and restricted cash at end of the period	$174,896	$111,676

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURE

(In Thousands, Except Per Share Amounts)

(Unaudited)

Reconciliation of net income attributable to Primoris (GAAP measure) to pro-forma adjusted net income attributable to Primoris (non-GAAP measure)

Pro-forma adjusted net income attributable to Primoris is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes the impact of Willbros’ operations and merger and related costs. Management believes that pro-forma adjusted net income attributable to Primoris provides useful information to investors in assessing the comparability of the Company’s ongoing operational results and trends. Pro-forma adjusted net income should not be considered in isolation, as a substitute for, or more meaningful than, net income or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended June 30,
	2018		2017
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income attributable to Primoris (GAAP measure)	$11,715	$0.23	$21,545	$0.42
Adjustments to reconcile to pro-forma net income attributable to Primoris (non-GAAP measure)
Willbros operations, net of tax (1)	(2,201)	(0.04)	—	—
Merger and related costs, net of tax (2)	6,178	0.12	669	0.01
Pro-form adjusted net income attributable to Primoris (non-GAAP measure)	$15,692	$0.31	$22,214	$0.43

	Six Months Ended June 30,
	2018		2017
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income attributable to Primoris (GAAP measure)	$12,403	$0.24	$29,236	$0.56
Adjustments to reconcile to pro-forma net income attributable to Primoris (non-GAAP measure)
Willbros operations, net of tax (1)	(2,201)	(0.04)	—	-
Merger and related costs, net of tax (2)	7,466	0.14	803	0.02
Pro-form adjusted net income attributable to Primoris (non-GAAP measure)	$17,668	$0.34	$30,039	$0.58

(1)	Represents results from the June 1, 2018 acquisition date of Willbros to June 30, 2018, net of our estimated effective tax rate of 24%.

(2)

For the three and six months ended June 30, 2018, merger and related costs represents primarily one-time severance and retention bonus costs for certain employees of Willbros, professional fees paid to advisors, and the net interest expense impact of financing the acquisition, net of our estimated effective tax rate of 24%. For the three and six months ended June 30, 2017, merger and related costs represents primarily professional fees paid to advisors, net of our estimated effective tax rate of 39%.